UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

CATHAY GENERAL BANCORP
(Exact name of registrant as specified in its charter)

Delaware	0-18630	95-4274680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 North Broadway, Los Angeles, California	90012
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (213) 625-4700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

            On December 17, 2009, Cathay General Bancorp (the “Company”) entered into a memorandum of understanding with the Federal Reserve Bank of San Francisco (“FRB”).  Under the memorandum, the Company has agreed to submit to the FRB for review and approval a plan to maintain sufficient capital at the Company on a consolidated basis and at its subsidiary, Cathay Bank, a dividend policy for the Company, a plan to improve management of the Company’s liquidity position and funds management practices, and a liquidity policy and contingency funding plan for the Company.  The Company has previously adopted and submitted to its regulators a three-year capital and strategic plan that establishes targets for its Tier 1 risk-based capital ratio, total risk-based capital ratio, Tier 1 leverage capital ratio and tangible common risk-based ratio, each of which, where applicable, are above the minimum requirements for a well-capitalized institution.

                The Federal Reserve Board has previously issued Federal Reserve Supervision and Regulation Letter SR-09-4 that states that bank holding companies are expected to inform and consult with Federal Reserve supervisory staff prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid.  As a result of losses incurred in the second and third quarters of 2009, the Company was expected to so inform and consult with the Federal Reserve supervisory staff prior to declaring or paying any dividends and, under the memorandum, has agreed that it will not, without the FRB’s prior written approval, (i) receive any dividends or any other form of payment or distribution representing a reduction of capital from Cathay Bank, or (ii) declare or pay any dividends, make any payments on trust preferred securities, or make any other capital distributions.  In addition, the Company has agreed to notify the FRB prior to effecting certain changes to its senior executive officers and board of directors and the Company is limited and/or prohibited, in certain circumstances, in its ability to enter into contracts to pay and to make golden parachute severance and indemnification payments.  The Company also agreed in the memorandum that it will not, without the prior written approval of the FRB, directly or indirectly, (i) incur, renew, increase or guaranty any debt, (ii) issue any trust preferred securities, or (iii) purchase, redeem, or otherwise acquire any of its stock.

                Commencing with the second quarter of 2009, the Company’s Board of Directors reduced the common stock dividend to $.08 per share, and in the third quarter of 2009 further reduced the dividend to $.01 per share.  The Company has paid all accrued dividends on its $258 million Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) held by the U.S. Treasury under the TARP Capital Purchase Program, and accrued interest on its outstanding $121 million Junior Subordinated Notes relating to its trust preferred securities.  Any further dividend declarations and payments on the Company’s common stock and on the Series B Preferred Stock, and interest payments on the Junior Subordinated Notes, will be subject to the memorandum and require prior approval of the FRB.  There can be no assurance that the FRB or the Company’s and Bank’s other regulators will approve the payment of any such dividends or interest.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 17, 2009

CATHAY GENERAL BANCORP

By: /s/ Heng W. Chen
Heng W. Chen Executive Vice President and Chief Financial Officer